Exhibit 107

Calculation of Filing Fee Tables

Form S-1
Form Type

GZIC Technologies Corp.
(Exact Name of Registrant as Specified in its Charter

Offering and Selling Stockholders

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount to be Registered	Maximum Offering Price Per Share	Maximum Aggregate Offering Price (1)	Fee rate	Amount of Registration Fee (1)(2)
Fee previously paid	Equity	Common Stock, $0.001 par value per share (3)	Rule 457(a) and/or (o)	5,000,000	$2.00	$10,000,000	0.0000927	$927.00
Fee previously paid	Equity	Warrants to purchase Common Stock, $0.001 par value per share (4)(8)	Rule 457(a) and/or (o)	570,487	$1.00	$570,487	0.0000927	$52.88
Fee previously paid	Debt Convertible into Equity	Shares pursuant to a Promissory Note, $0.001 par value per share (5)	Rule 457(a) and/or (o)	560,000	$1.00	$560,000	0.0000927	$51.91
Fee previously paid	Equity	Warrants to purchase Common Stock, $0.001 par value per share (6)(8)	Rule 457(a) and/or (o)	560,000	$1.00	$560,000	0.0000927	$51.91
Fee previously paid	Equity	Shares pursuant to a Finder’s Fee, $0.001 par value per share (7)	Rule 457(a) and/or (o)	10,769	$2.08	$22,399.52	0.0000927	$2.08

Total offering amount							$11,712,886.52
Total fees previously paid							$1,085.78
Total fee offsets							-
Net fee due							-

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(a) and (o) of the Securities Act of 1933.
(2)	Based on the calculation of multiplying the aggregate offering amount by $0.0000927
(3)
The Company is registering 5,000,000 shares pursuant to an Equity Purchase Agreement with Mast Hill Fund L.P. (MHFLP).  The Company has not yet received proceeds from the sale of the 5,000,000 of the registered shares and no shares will actually be issued unless the Company presents a “Put Notice” to MHFLP.  Although we are not mandated to sell shares under the Equity Purchase Agreement, the Equity Purchase Agreement gives us the option to sell to MHFLP, up to $10,000,000 worth of our common stock over the period ending twenty-four months following the Effect of this Registration Statement, and MHFLP is obligated to purchase the shares upon a Put notice from the Company. The $10,000,000 was stated as the total amount of available funding in the Equity Purchase Agreement because this was the maximum amount that MHFLP agreed to offer us in funding. Additionally, MHFLP will purchase the shares at a price equal to 90% of the volume weighted average price of the Company’s Common Stock on the Principal Market on the Trading Day immediately preceding the respective Put Date for the duration of the Offering (the “Offering”).

(4)
The Company is registering 560,000 warrants offered to Mast Hill Fund LP, and 10,487 warrants offered to J.H. Darbie and Company. The Company has not received proceeds from the exercise of the warrants, and will not receive any proceeds until the warrants are actually exercised.  The warrants are being registered on behalf of the MSFLP and JH Darbie and were offered as incentive to enter into a Note with Mast Hill in the amount of $560,000 (MHFLP Note, the shares underlying this Note are not being registered in this S-1 Registration Statement), as well as a certain amount of warrants relative to a Finder’s Fee (10,487) entered into with J.H. Darbie and Company in conjunction with the Mast Hill Note. The Company has received the proceeds from the MHFLP Note. The Warrants are exercisable for a term of three years.  J.H. Darbie and Company is an authorized, registered broker dealer.

(5)
The Company entered into a Convertible Promissory Note with Talos Victory Fund, LLC (Talos Note) in the amount of $560,000, for which the shares underlying the Note are being registered, on behalf of Talos Victory Fund, LLC, the selling shareholder.  We have received funds from this Note in the amount of $463,680.00, following payment of a finder’s fee in the amount of $33,320.00 and the investor’s legal fees of $7,000.00.

(6)
The Company is registering 560,000 warrants to purchase common stock on behalf of Talos Victory Fund, LLC.  The Company has not received proceeds from the purchase of these warrants, which were offered as incentive to enter into a Note with Talos Victory Fund, LLC in the amount of $560,000 (TVFLLC Note); however, we would receive proceeds from the exercise of warrants should Talos choose to exercise the warrants.  The Warrants are exercisable for a term of three years.

(7)
The Company will not receive any proceeds from the sale of these shares; we are registering these shares on behalf of the selling shareholder, Carter Terry & Company, and  pursuant to a Finder’s Fee entered into with Carter Terry & Company, wherein they received, in addition to 8% of cash raised for the Company, 4% of the cash raised in restricted shares of common stock divided by the market price at the close of the engagement agreement with Carter Terry & Company. Carter Terry & Company is an authorized, registered broker dealer.

(8)
A total of 1,130,487 warrants to purchase common stock are being registered on behalf of Mast Hill Fund LP (560,000); Talos Victory Fund, LLC (560,000); and J.H. Darbie and Company (10,487), and as described above.